Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 28, 2023, with respect to the consolidated financial statements of Inter&Co, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG Auditores Independentes Ltda
Belo Horizonte, Brazil
January 16, 2024